                                                                      Exhibit 11

                               ALLAIRE CORPORATION
                                   EXHIBIT 11
     STATEMENT RE: COMPUTATION OF UNAUDITED NET LOSS PER SHARE AND PRO FORMA
                               NET LOSS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
     -----------------------------------------------------------------------

                                                                      THREE MONTHS ENDED              SIX MONTHS ENDED
                                                                            JUNE 30,                       JUNE 30,
                                                                      1999           1998            1999            1998
                                                                    -------         -------         -------         -------
Basic and diluted net loss per share:

Net loss ...................................................         (2,913)         (3,821)         (5,529)         (7,886)
                                                                    -------         -------         -------         -------
Basic and diluted weighted average common shares outstanding         11,372           3,512          10,449           3,317
                                                                    -------         -------         -------         -------
Basic and diluted net loss per share .......................        $ (0.26)        $ (1.09)        $ (0.53)        $ (2.38)
                                                                    -------         -------         -------         -------


                                                                                THREE MONTHS ENDED            SIX MONTHS ENDED
                                                                                      JUNE 30,                     JUNE 30,
                                                                                1999            1998         1999            1998
                                                                              -------         -------       -------         -------
Pro forma basic and diluted net loss per share:

Net loss .............................................................         (2,913)         (3,821)       (5,529)         (7,886)
                                                                              -------         -------       -------         -------
Pro forma basic and diluted weighted average shares outstanding:
  Shares attributable to common stock (1) ............................         11,372           3,937        10,467           3,785
  Shares attributable to the assumed conversion of convertible
    preferred stock upon closing of the initial public offering ......             --           3,817           449           3,817
                                                                              -------         -------       -------         -------
Pro forma basic and diluted weighted average shares outstanding ......         11,372           7,754        10,916           7,602
                                                                              -------         -------       -------         -------
Pro forma basic and diluted loss per share ...........................        $ (0.26)        $ (0.49)      $ (0.51)        $ (1.04)
                                                                              -------         -------       -------         -------



(1) Includes outstanding common stock subject to repurchase under a stock restriction agreement which lapsed upon the consummation of the initial public offering in January 1999.



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